                                                                      EXHIBIT 11

                            GENCOR INDUSTRIES, INC.

                     COMPUTATIONS OF NET INCOME PER SHARE

                                                             Three Months Ended                 Six Months Ended
                                                                December 31,                        March 31,
                                                        -----------------------------     -----------------------------
                                                            1995             1994             1995             1994
                                                            ----             ----             ----             ----
Earnings per share
- - - - - - ------------------
Net income                                               $1,443,000       $1,394,000       $1,651,000       $  795,000
                                                         ==========       ==========       ==========       ==========
Average number of shares outstanding                      1,772,864        1,611,868        1,692,366        1,609,341
                                                         ==========       ==========       ==========       ==========
Net income per share                                     $     0.81       $     0.86       $     0.98       $     0.49
                                                         ==========       ==========       ==========       ==========
Additional primary computation
- - - - - - ------------------------------

Average number of shares outstanding                      1,772,864        1,611,868        1,692,366        1,609,341

Add dilutive effect of outstanding options
   (as determined by application of the
   treasury stock method)                                    37,590           14,929           29,289           13,544
                                                         ----------       ----------       ----------       ----------
Average number of shares outstanding;
   as adjusted                                            1,810,454        1,626,797        1,721,655        1,622,885
                                                         ==========       ==========       ==========       ==========

Net income per share                                     $     0.80  (A)  $     0.86  (A)  $     0.96  (A)  $     0.49  (A)
                                                         ==========       ==========       ==========       ==========
Additional fully diluted computation
- - - - - - ------------------------------------

Average fully diluted computation                         1,772,864        1,611,868        1,692,366        1,609,341

Add dilutive effect of outstanding options
   (as determined by the application of the
   treasury stock method)                                    37,590           14,929           29,289           15,040
                                                         ----------       ----------       ----------       ----------
Average number of shares outstanding,
   as adjusted                                            1,810,454        1,626,797        1,721,655        1,624,381
                                                         ==========       ==========       ==========       ==========
Net income per share                                     $     0.80  (A)  $     0.86  (A)  $     0.96  (A)  $     0.49  (A)
                                                         ==========       ==========       ==========       ==========

(A)  This calculation is submitted in accordance with Regulations S-K Item 601
     (b)(11), although it is not required by footnote to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

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